Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 8, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Manitex International, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Manitex International, Inc. on Form S-3 (No. 333-267100) and on Form S-8 (Nos. 333-232357 and 333-265398).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 8, 2023